Exhibit 99.1
Item 6. Selected Financial Data
     The following table sets forth selected financial and operating information on a historical basis. The historical operating data has been derived from the historical financial statements of the Company. The following information should be read in conjunction with all of the financial statements and notes thereto included elsewhere in this Form 10-K.
Equity LifeStyle Properties, Inc.
Consolidated Historical Financial Information
(Amounts in thousands, except for per share and property data)

	(1) Years ended December 31,
	2008	2007	2006	2005	2004
Property Operations:
Community base rental income	$245,833	$236,933	$225,815	$213,280	$204,190
Resort base rental income	111,876	102,372	89,925	74,371	54,661
Right-to-use annual payments (2)	19,667	—	—	—	—
Right-to-use contracts current period, gross (2)	10,951	—	—	—	—
Right-to-use contracts, deferred, net of prior period amortization (2)	(10,611)	—	—	—	—
Utility and other income	41,633	36,849	30,643	27,367	24,496

Property operating revenues	419,349	376,154	346,383	315,018	283,347
Property operating and maintenance	152,363	127,342	116,179	103,832	91,812
Real estate taxes	29,457	27,429	26,246	24,671	22,723
Sales and marketing, gross (2)	7,116	—	—	—	—
Sales and marketing, deferred commissions, net (2)	(3,644)	—	—	—	—
Property management	25,451	18,385	17,079	15,919	12,852

Property operating expenses (exclusive of depreciation shown separately below)	210,743	173,156	159,504	144,422	127,387

Income from property operations	208,606	202,998	186,879	170,596	155,960

Home Sales Operations:
Gross revenues from inventory home sales	21,845	33,333	61,247	66,014	47,404
Cost of inventory home sales	(24,069)	(30,713)	(54,498)	(57,471)	(41,577)

Gross (loss) profit from inventory home sales	(2,224)	2,620	6,749	8,543	5,827
Brokered resale revenues, net	1,094	1,528	2,129	2,714	2,176
Home selling expenses	(5,776)	(7,555)	(9,836)	(8,838)	(8,630)
Ancillary services revenues, net	1,197	2,436	3,027	2,227	2,280

(Loss) income from home sales operations and other	(5,709)	(971)	2,069	4,646	1,653

Other Income (Expenses):
Interest income	3,095	1,732	1,975	1,406	1,391
Income from other investments, net (3)	17,006	22,476	20,102	16,609	3,475
General and administrative	(20,617)	(15,591)	(12,760)	(13,624)	(9,243)
Rent control initiatives	(1,555)	(2,657)	(1,157)	(1,081)	(2,412)
Interest and related amortization	(99,406)	(103,070)	(103,161)	(100,712)	(91,154)
Loss on early debt retirement (4)	(24)	—	—	(20,630)	—
Depreciation on corporate assets	(390)	(437)	(410)	(804)	(1,657)
Depreciation on real estate assets and other costs	(66,193)	(63,554)	(60,276)	(55,608)	(47,467)

Total other expenses, net	(168,084)	(161,101)	(155,687)	(174,444)	(147,067)
Equity in income of unconsolidated joint ventures	3,753	2,696	3,583	6,508	3,739

Consolidated income from continuing operations	38,566	43,622	36,844	7,306	14,285

Discontinued Operations:
Discontinued operations	257	289	520	1,927	2,750
Depreciation on discontinued operations	—	—	(84)	(410)	(1,427)
(Loss) gain on sale of discontinued properties and other	(79)	12,036	(192)	2,279	638

Income from discontinued operations	178	12,325	244	3,796	1,961

Consolidated net income	38,744	55,947	37,088	11,102	16,246

Income allocated to non-controlling interests:
Common OP Units	(4,297)	(7,705)	(4,318)	539	(936)
Perpetual Preferred OP Units (5)	(16,144)	(16,140)	(16,138)	(13,974)	(11,284)

Net income (loss) available for Common Shares	$18,303	$32,102	$16,632	$(2,333)	$4,026

Equity LifeStyle Properties, Inc.
Consolidated Historical Financial Information
(continued)
(Amounts in thousands, except for per share and property data)

	(1) As of December 31,
	2008	2007	2006	2005	2004
Earnings per Common Share — Basic:
Income (loss) from continuing operations	$0.74	$0.92	$0.70	$(0.23)	$0.11
Income from discontinued operations	$0.01	$0.41	$0.01	$0.13	$0.07
Net income (loss) available for Common Shares	$0.75	$1.33	$0.71	$(0.10)	$0.18

Earnings per Common Share — Fully Diluted:
Income (loss) from continuing operations	$0.74	$0.90	$0.68	$(0.23)	$0.10
Income from discontinued operations	$0.01	$0.41	$0.01	$0.13	$0.07
Net income (loss) available for Common Shares	$0.75	$1.31	$0.69	$(0.10)	$0.17
Distributions declared per Common Share outstanding	$0.80	$0.60	$0.30	$0.10	$0.05
Weighted average Common Shares outstanding — basic	24,466	24,089	23,444	23,081	22,849
Weighted average Common OP Units outstanding	5,674	5,870	6,165	6,285	6,067
Weighted average Common Shares outstanding — fully diluted	30,498	30,414	30,241	29,366	29,465

Balance Sheet Data:
Real estate, before accumulated depreciation (6)	$2,491,021	$2,396,115	$2,337,460	$2,152,567	$2,035,790
Total assets	2,091,647	2,033,695	2,055,831	1,948,874	1,886,289
Total mortgages and loans	1,662,403	1,659,392	1,717,212	1,638,281	1,653,051
Non-controlling interests — Perpetual Preferred OP Units (5)	200,000	200,000	200,000	200,000	125,000
Total equity	96,234	88,717	59,912	41,895	41,615

Other Data:
Funds from operations (7)	$97,615	$92,752	$82,367	$52,827	$54,448
Total Properties (at end of period)	309	311	311	285	275
Total sites (at end of period)	112,074	112,779	112,956	106,337	102,178

(1)	See the Consolidated Financial Statements of the Company contained in this Form 10-K. Certain revenue amounts reported in previously issued statements of operations have been reclassified in the attached statements of operations due to the Company’s expansion of the related revenue activity.

Property operations and home sale operations are discussed in Item 7 contained in this Form 10-K.

(2)	New activity starting on August 14, 2008 due to the PA Transaction. See Privileged Access discussion in Item 7 contained in this form 10K.

(3)	Between November 10, 2004 and August 13, 2008, Income from other investments, net included rental income from the lease of membership Properties to Thousand Trails (“TT”) or its subsequent owner, Privileged Access. On August 14, 2008, the Company acquired substantially all of the assets and certain liabilities of Privileged Access, which included the operations of TT. The lease of membership Properties to TT was terminated upon closing. As a result of the lease termination, beginning August 14, 2008, Income from other investments, net no longer included rental income from the lease of membership Properties. See Note 2 (j) in the Notes to Consolidated Financial Statements contained in this Form 10-K.

(4)	On December 2, 2005, we refinanced approximately $293 million of secured debt maturing in 2007 with an effective interest rate of 6.8% per annum. This refinanced debt was secured by two cross-collateralized loan pools consisting of 35 Properties. The transaction generated approximately $337 million in proceeds from loans secured by individual mortgages on 20 Properties. The blended interest rate on the refinancing was approximately 5.3% per annum, and the loans mature in 2015. Transaction costs resulting from early debt retirement were approximately $20.0 million.

(5)	During 2005, we issued $25 million of 8.0625% Series D and $50 million of 7.95% Series F Cumulative Redeemable Perpetual Preference Units to institutional investors. Proceeds were used to pay down amounts outstanding under the Company’s lines of credit.

(6)	We believe that the book value of the Properties, which reflects the historical costs of such real estate assets less accumulated depreciation, is less than the current market value of the Properties.

(7)	Refer to Item 7 contained in this Form 10-K for information regarding why we present funds from operations and for a reconciliation of this non-GAAP financial measure to net income.